[Letterhead of Clifford Chance LLP]

Exhibit 5.2

22 September 2009

Barclays Bank PLC

1 Churchill Place

London E14 5HP

Dear Sirs

Barclays Bank PLC

U.S.$2,000,000,000 5.00 per cent. Senior Notes due 2016

We have acted, and have prepared this letter, on the instructions of Barclays Bank PLC (the “Issuer”) in connection with the issue by the Issuer of U.S.$2,000,000,000 5.00 per cent. Senior Notes due 2016 (the “Senior Debt Securities”) under the indenture dated 16 September 2004 (the “Senior Debt Indenture”) between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”).

1.	Documents

For the purposes of this letter, we have examined inter alia the following:

1.1	The prospectus dated 10 February 2009 relating to, inter alia, the Senior Debt Securities (the “Base Prospectus”).

1.2	The prospectus supplement dated 17 September 2009 relating to the Senior Debt Securities (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

1.3	The Underwriting Agreement—Standard Provisions dated 19 May 2009 relating to the Senior Debt Securities (the “Underwriting Agreement”).

1.4	The pricing agreement dated 17 September 2009 relating to the Senior Debt Securities (the “Pricing Agreement”).

1.5	The Senior Debt Indenture.

1.6	An extract from minutes of a meeting of the board of directors of the Issuer held on 14 April 1994 and a copy of the minutes of the Fund Raising Committee of the board of directors of the Issuer (the “Fund Raising Committee”) held on 29 August 2007 and 29 June 2009.

1.7	A copy of the memorandum and articles of association of the Issuer (the “Articles of Association”).

The Underwriting Agreement and the Pricing Agreement shall together be referred to as the “Issue Documents”. Terms and expressions which are defined in the Underwriting Agreement or the Pricing Agreement have the same respective meanings where used in this letter.

2.	English Law

The opinions set out in this letter (which are strictly limited to the matters stated herein and are not to be read as extended, by implication or otherwise, to any other matters) relate only to English law as applied by the English courts as at today’s date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

3.	Assumptions

The opinions set out in this letter are based upon the following assumptions:

3.1	The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as copies of whatever nature and the authenticity of the originals of such documents and that all deeds and counterparts were executed in single physical form.

3.2	That the Issue Documents are duly authorised by and duly executed by or on behalf of each of the parties thereto (except the Issuer) and that entering into the Issue Documents and the performance thereof is within the capacity and powers of each of them (except as aforesaid).

3.3	That the resolutions set out in the minutes referred to above were passed at a duly convened and quorate meeting and have not been revoked or superseded and that the minutes of any meeting (or any extract of such minutes) referred to above are true records of the proceedings at the meeting.

3.4	That, as at 17 September 2009, Nick Lambert held the office of Director, Capital Issuance and Securitisation.

3.5	That there has been no alteration in the status or condition of the Issuer as revealed by a search carried out against the Issuer at the Companies Registration Office in London at 11.16am on 22 September 2009 and an enquiry by telephone in respect of the Issuer at the Central Index of Winding Up Petitions at 11.31am on 22 September 2009.

3.6	That there has been no alteration in the status or condition of the Issuer as revealed by an online search of the register of authorised persons under the FSMA (the “FSA Register”) at or about 11.11am on 22 September 2009.

3.7	That the Fund Raising Committee referred to above, in resolving to create and issue the Senior Debt Securities and to execute the Issue Documents, has acted in good faith to promote the success and interests of the Issuer for the benefit of its members and in accordance with any other duty.

4.	Opinion as to English Law

On the basis of such assumptions and subject to the reservation set out below, we are of the opinion that the issue of the Senior Debt Securities has been duly authorised by or on behalf of the Issuer.

5.	Reservations

The opinion set out in paragraph 4 above is subject to a number of reservations. You should particularly note that it is our experience that searches and enquiries of the type referred to in paragraphs 3.6 and 3.7 above may be unreliable and, in particular, that notice of a winding up order made or resolutions passed, or an administration order made, or a receiver or administrative receiver appointed may not be filed promptly at the Companies Registry.

6.	Limits of our Opinion

We express no opinion as to any agreement, instrument or other document other than as specified in this letter which may arise or be suffered as a result of or in connection with the Senior Debt Securities or their creation, issue, allotment or delivery. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Prospectus, the Underwriting Agreement or the Pricing Agreement, nor have we been responsible for ensuring that the Prospectus contains all material facts. In particular, we have not been responsible for ensuring that the Prospectus complies with the rules of the New York Stock Exchange, or the requirements of any competent authority.

This letter is given solely for the purposes of the issue of the Senior Debt Securities and for the information of the persons to whom it is addressed, and may not be relied upon for any other purpose or by any other person.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement and the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated September 17, 2009. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933.

Yours faithfully

/s/ Clifford Chance